                                                                  CONFORMED COPY


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          ACKERLEY COMMUNICATIONS, INC.


     ACKERLEY COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     1. That at a duly convened special meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for its submission to the shareholders of the Corporation. The proposed amendment approved by resolution by the Board of Directors is as follows:

          FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is FIFTY-SIX MILLION NINE HUNDRED SEVENTY-TWO THOUSAND TWO HUNDRED THIRTY (56,972,230), divided into two (2) classes as follows: (i) Fifty Million (50,000,000) shares of Common stock with a par value of One Cent ($.0l) per share (the "Common Stock"); and
     (ii) Six Million Nine Hundred Seventy-Two Thousand Two Hundred Thirty (6,972,230) shares of Class B Common Stock with a par value of One Cent ($.0l) per share (the "Class B Common Stock").

     2. That pursuant to such resolutions of the Board of Directors, the shareholders of the Corporation duly adopted the proposed amendment to the Certificate of Incorporation at the duly convened annual meeting of the shareholders of the Corporation.

     3. That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 222 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Ackerley Communications, Inc. has caused this certificate to be signed by William N. Ackerley, President, and attested by Denis M. Curley, Assistant Secretary, this 6th day of May, 1994.


                                   ACKERLEY COMMUNICATIONS,  INC.



                                   By: /s/ William N. Ackerley
                                       -------------------------------
                                       William N. Ackerley, President



Attest:


/s/ Denis M. Curley
- ------------------------------
Denis M. Curley,
Assistant Secretary

                                      - 2 -